On December 22, 2023, PricewaterhouseCoopers LLC (PwC) was dismissed as the independent registered public accounting firm to Templeton Global Income Fund (the Fund). The Audit Committee of the Board participated in, and approved, the decision to change the independent registered public accounting firm on December 22, 2023. PwC's report on the Fund's financial statements for the period January 1, 2023 through October 31, 2023 and for each of the two years ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the period January 1, 2023 through October 31, 2023, for each of the two years ended December 31, 2022 and December 31, 2021, and the subsequent interim period through December 22, 2023 (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Fund's financial statements for such years or interim period; and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Fund requested that PwC furnish it with a letter addressed to the U.S. Securities and Exchange Commission (the SEC) stating PwC agrees with the statements. A copy of the letter from PwC to the SEC is filed as an Exhibit to this Form N-CSR.

On December 22, 2023, the Audit Committee of the Board approved the engagement of Ernst & Young LLP (EY) as the Fund's independent registered public accounting firm for the fiscal year ending October 31, 2024. During the period January 1, 2023 through October 31, 2023, for each of the two years ended December 31, 2022 and December 31, 2021, and the subsequent interim period through December 22, 2023, neither the Fund, nor anyone acting on its behalf, consulted with EY on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.